NOTIFICATION OF THE REMOVAL FROM LISTING AND REGISTRATION OF THE STATED SECURITIES The New York Stock Exchange hereby notifies the SEC of its intention to remove the entire class of the stated securities from listing and registration on the Exchange at the opening of business on May 24, 2010, pursuant to the provisions of Rule 12d2-2 (a). [ X ] 17 CFR 240.12d2-2(a)(3) That on May 14, 2010 the instruments representing the securities comprising the entire class of this security came to evidence, by operation of law or otherwise, other securities in substitution therefore and represent no other right except, if such be the fact, the right to receive an immediate cash payment. The merger between Brink's Home Security Holdings, Inc. and Tyco International Ltd. became effective on May 14, 2010. Each share of Common Stock of Brink's Home Security Holdings, Inc. was converted for $42.50 in cash or a combination of $12.75 in cash and a fraction of a Tyco International Ltd. share equal to $29.75 or Tyco International Ltd. shares equal to $42.50, subject to proration. The Exchange also notifies the Securities and Exchange Commission that as a result of the above indicated conditions this security was suspended from trading on May 14, 2010.